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                                                                   EXHIBIT 10.11
                                                                   -------------


                                      FORM

                                       OF

                      POINT OF CARE DATA SERVICES AGREEMENT

                                     BETWEEN

                                MERCK & CO., INC.

                                       AND

                          MEDCO HEALTH SOLUTIONS, INC.








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                      POINT OF CARE DATA SERVICES AGREEMENT

         THIS POINT OF CARE DATA SERVICES AGREEMENT (this "Agreement"), dated as of _______, 2002, is entered into between Merck & Co., Inc., a New Jersey corporation ("Merck"), and Medco Health Solutions, Inc., a Delaware corporation ("Medco"). Merck and Medco are each referred to individually as a "Party," and collectively as the "Parties".

                                    RECITALS

         A. Medco has partnered with a variety of third party technology vendors to develop certain point-of-care ("POC") technologies and initiatives that allow physicians to write prescriptions, receive formulary and prescription information and communicate electronically with Medco through the use of computers and wireless hand-held devices (the "POC Channels").

         B. Medco also provides to Merck periodic summary reports concerning the use of the POC Channels, which Merck uses to better understand POC distribution and capabilities, and for general marketing purposes.

         C. The Parties desire to continue to exchange information and expand the exchange of information under the terms and conditions of this Agreement. Accordingly, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

         1.1 Capture Rate. "Capture Rate" shall mean the percentage of Participating Physician prescriptions captured on the POC Channel. Capture Rate shall be equal to the number of Medco prescriptions written annually by Participating Physicians through the POC Channels divided by the total number of Medco prescriptions written annually by Participating Physicians

         1.2 Confidential Disclosure Agreement. "Confidential Disclosure Agreement" shall mean that certain Confidential Disclosure Agreement, dated as of the date hereof, between the Parties.

         1.3 Effective Date. "Effective Date" shall mean the date that this Agreement is executed by the Parties.

         1.4 Final Separation. "Final Separation" means the date as of which Merck divests itself of its equity interest in Medco, currently expected to be by means of a distribution of Medco shares to Merck shareholders.


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         1.5 Indemnification Agreement. "Indemnification Agreement" shall mean that certain Indemnification and Insurance Matters Agreement, dated as of the date hereof, between the Parties.

         1.6 Intellectual Property. "Intellectual Property" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights,
(g) all copies and tangible embodiments of the foregoing categories of intellectual property listed in subsections (a) through (f) (in whatever form or medium), and (h) all licenses, sublicenses, agreements, or permissions related to the foregoing categories of intellectual property listed in subsections (a) through (g).

         1.7 Participating Merck Identified Physicians. "Participating Merck Identified Physicians" shall mean the particular physicians who are Participating Physicians in Medco's POC initiative and who Merck from time to time notifies Medco, in accordance with the specifications listed in Schedule 1.7, are recipients of Merck's marketing or market research activity.

         1.8 Participating Physicians. "Participating Physicians" shall mean those physicians who subscribe to the POC Channels and who use such POC Channels to support and enable prescription writing and who use the POC Channels to write prescriptions at least twice a month.

         1.9 Person. "Person" shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

         1.10 POC Channels. "POC Channels" shall have the meaning specified in Recital A.

         1.11 POC Deliverables. "POC Deliverables" shall mean the deliverables to be provided to Merck under Section 2.3 of this Agreement and the applicable Schedules.


         1.12 Subsidiary. "Subsidiary" of either Party shall mean a corporation or other organization whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries. For

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purposes of this Agreement, neither Medco nor any of its Subsidiaries shall be deemed to be a Subsidiary of Merck.

         1.13 Term. "Term" shall have the meaning set forth in Section 5.1 of this Agreement.

         1.14 Termination Date. "Termination Date" shall mean the date that the Agreement is terminated pursuant to Article V.


                                   ARTICLE II

                           DELIVERABLES TO BE PROVIDED

         2.1 Merck Input Regarding POC Channel Content and POC Deliverables. Merck shall have the right, at least once in each calendar quarter, to participate with Medco in a joint POC planning meeting and to provide input on the design, recommended clinical content and information tracked for the POC Channels. The inclusion or use in the POC Channels of the material provided by Merck shall be at the discretion of Medco. Merck shall have the right, within reason, to request additional types of information be gathered from the POC Channels and analyses be performed on data collected from or on the POC Channels. Medco shall use its best efforts to accommodate Merck's suggestions regarding these additional data and analyses, assuming they are not prohibited by law, regulation, or third-party contractual limitation, and that they are not operationally or methodologically impracticable. In the event that Medco declines to follow such suggestions, Medco shall provide Merck with a good faith reason for its decision.

         2.2 Control Over Content. Medco and/or the third party technology vendors shall have final control over the content of the POC Channels. Medco shall keep Merck apprised of all POC functionality that Medco technology partners have developed and deployed.

         2.3 POC Deliverables. Medco shall provide to Merck the reports and services listed in Schedule 2.3 concerning the POC Channels.

         2.4 Clarifying and Backup Data. Upon reasonable request by Merck, Medco will use its best efforts to provide clarifications to and explanatory data for the reports and statistics specified in Schedule Section 2.3, subject to Medco's duty to safeguard patient information under Article IX of this Agreement.

                                  ARTICLE III

                                  COMPENSATION

         3.1 Fees for POC Deliverables. During the Term, Merck shall pay Medco fees on a semi-annual basis, in arrears, calculated in accordance with Schedule 3.1.

         3.2 Invoices. Medco shall provide Merck with semi-annual invoices, on June 1 and December 1, reflecting the estimated fees payable for the semi-annual period ending June 30 or December 31, as determined in accordance with Schedule
3.1. Actual fees payable shall be calculated promptly after the end of each calendar year, and a final invoice for the year,


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reflecting a true-up of any adjustments from the estimated fees previously billed, will be provided by Medco to Merck by March 1.

                                   ARTICLE IV

                               GENERAL OBLIGATIONS

         4.1 Performance Parameters. To the extent that performance parameters or specifications are established in this Agreement, Medco shall perform its obligations in accordance with those parameters and specifications. To the extent that specific performance parameters are not specifically enumerated in this Agreement, Medco shall use reasonable commercial efforts to provide the POC Deliverables.

                                   ARTICLE V

                              TERM AND TERMINATION

         5.1 Term. The Term of this Agreement shall commence on the Effective Date and continue through and including December 31, 2005.

         5.2 Termination in Full. Merck may terminate this Agreement, for any reason or no reason, effective January 1, 2003 or at any later date upon 90 days prior written notice to Medco. In the event such termination occurs mid-year, Medco shall furnish a final invoice to Merck within 60 days following the effective date of termination. The final invoice shall be calculated in accordance with Schedule 3.1, including a true-up against prior estimated payments, except that the actual performance data shall be calculated as of the effective date of termination, and the fees payable shall be pro rated for the number of months from January 1 of the year of termination to the effective date of termination.

         5.3 Termination in Part. Merck may also terminate this Agreement in part, by eliminating its request for one or more of the POC Deliverables, for any reason or no reason, effective January 1, 2003 or at any later time upon 90 days prior written notice to Medco. In the event that Merck terminates this Agreement in part, both the base fee and the performance fee shall be reduced proportionately by the proportionate value of the terminated POC Deliverable to the fees for all the POC Deliverables, and the parties shall promptly seek to agree upon that proportionate reduction.

         5.4 Effect of Termination. Termination of this Agreement shall relieve and release the Parties from any further liabilities and obligations hereunder with respect to the services terminated except any liabilities or obligations that accrued prior to the effective date of such termination and except as provided in Section 5.5.

         5.5 Survival. Articles VI, VIII and XI shall survive termination of this Agreement.


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                                   ARTICLE VI

                                 CONFIDENTIALITY

         6.1 The terms of the Confidential Disclosure Agreement shall apply to any Confidential Information (as defined in Section 6.2) of either Party provided to the other Party for the purpose of providing Services under this Agreement.

         6.2 Confidential Information shall have the meaning set forth in
Section 1.2 of the Confidential Disclosure Agreement; without limiting that definition, Confidential Information shall also specifically include: (a) Merck's list of identified physicians, (b) information indicating the success in reaching Merck Identified Physicians; (c) any information revealing what data Merck sought to include in or obtain from the POC Channels; and (d) the data and reports exchanged by the Parties under this Agreement.

         6.3 In addition to those obligations imposed by the Confidential Disclosure Agreement, Confidential Information shall only be used by the Party receiving it for the limited purposes under this Agreement for which that Confidential Information is provided, and for no other purpose. Notwithstanding this restriction, Merck may use the reports provided to it under this Agreement:


               (a) internally, to better understand POC distribution and capabilities, and for general marketing purposes, and

               (b) may share those reports (other than the particular items of data noted as exceptions on Schedule 2.3.2) externally with

                    (i) its consultants, advisors, marketing partners, and co-promotion partners,

                    (ii) joint ventures in which Merck is a partner, and

                    (iii) vendors

                    other than any pharmacy benefit manager, any health care plan that functions as a pharmacy benefit manager, or any entity the offers hardware, software or content to physicians in the POC market, in order to assist Merck in effectuating the marketing purposes for which this information is obtained, and subject to obtaining a commitment from any entity with whom the information is shared that it will likewise hold the information in confidence and not use it for any other purpose.

               (c) With respect to the particular items of data noted as exceptions on Schedule 2.3.2, Merck may verbally convey to the entities permitted to receive information under subsection (b) above Merck's summary conclusions drawn from the information contained in the reports provided by Medco, but may not convey the detailed content of the reports.

               (d) Neither the reports themselves nor Merck's conclusions from the content of those reports may be shared with any pharmacy benefit manager, any

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                    health care plan that functions as a pharmacy benefit
                    manager, or any entity that offers hardware, software or content to physicians in the POC market.

                                  ARTICLE VII

                        RELATIONSHIP BETWEEN THE PARTIES

         7.1 The relationship between the Parties established under this Agreement is that of independent contractors and neither Party is an employee, agent, partner, or joint venture of or with the other.

                                  ARTICLE VIII

                              INTELLECTUAL PROPERTY

         8.1 Merck shall retain all right, title and interest in the materials that it provides to Medco for use in, on, or in connection with the POC Channels. However, Merck grants to Medco a perpetual, non-exclusive and non-royalty-bearing license to use those suggestions and materials in the design and content of the POC Channels, subject to Article VI.


         8.2 Medco shall retain all right, title and interest in the compilation of data and reports to be provided to Merck under this Agreement, and in the data, analyses, and methodologies used to produce the POC Deliverables. However, Medco grants to Merck a perpetual, non-exclusive and non-royalty bearing license to use those data, reports, and analyses, subject to Article VI of this Agreement.

         8.3 As between the Parties, Medco shall retain all right, title and interest in the content of the POC Channels, except to the extent that Merck provides such content to Medco.

                                   ARTICLE IX

                                 PATIENT PRIVACY

         9.1 Medco represents and warrants that it will perform all of its duties under this Agreement in compliance with all applicable federal, state, local and foreign laws and regulations and licensing requirements, including but not limited to those related to patient notification, authorization and consent, privacy of medical records and medical information. By way of example, Medco is required under the Standards adopted pursuant to the Health Insurance Portability and Accountability Act of 1996, either directly as a covered entity or in its role as a business associate of its health plan clients, to assure that protected health information (all as defined in such Standards) is used or disclosed only in accordance with such Standards.

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                                   ARTICLE X

                         REPRESENTATIONS AND WARRANTIES

         10.1 Intellectual Property. Medco represents and warrants that it has the right to use the POC Channels and to provide the POC Deliverables. Medco's use of the POC Channels and provision of the POC Deliverables shall not infringe the Intellectual Property rights of any third party.

         10.2 If at any time during the Term of this Agreement, Medco concludes that it cannot perform one or more obligations under this Agreement because of legal or regulatory restrictions imposed upon it, Medco shall promptly notify Merck, explain why it believes it cannot legally perform the obligation, and provide Merck with an estimate of the impact of the restriction on its performance of this Agreement as a whole. Nothing in this Agreement is intended to allow Medco to create by contract an impediment to performance of this Agreement that differs from any restriction to which Medco is subject as to either drug manufacturers generally or any broader category of third-parties.

                                   ARTICLE XI

                                 INDEMNIFICATION

         11.1 Indemnification. Medco shall indemnify and hold harmless the Merck Indemnitees (as defined in the Indemnification Agreement) in respect of all Liabilities (as defined in the Indemnification Agreement) related to, arising from, asserted against or associated with Medco's providing services hereunder. Such indemnification obligation shall be a Medco Liability for purposes of the Indemnification Agreement, and the provisions of Article I thereof with respect to indemnification shall govern with respect thereto.

         11.2 Additional Indemnification. In addition to, and not in limitation of, the indemnification provided under Section 11.1, Medco shall indemnify and hold harmless the Merck Indemnitees from and against any and all loss, damage or expense, including reasonable attorneys' fees, that Merck may sustain or incur as a result of any claim, suit or proceeding arising out of or in connection with: (1) any actual or alleged negligent or willful act or omission of Medco, or any of its employees, agents or subcontractors; (2) any actual or alleged violation by Medco, or any of its employees, agents or subcontractors of any law, statute, ordinance or regulation; (3) any failure to obtain necessary consents, authorizations, approvals or releases for use of the POC Deliverables hereunder and any violation or alleged violation of any third party or individual's privacy right by the POC Deliverables provided to Merck under this Agreement; (4) any infringement or alleged infringement by the POC Deliverables provided to Merck under this Agreement upon any Intellectual Property rights of any third party; or (5) any failure to perform any obligation under this Agreement. Such indemnification obligation shall be a Medco Liability for purposes of the Indemnification Agreement, and the provisions of Article I thereof with respect to indemnification shall govern with respect thereto.


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                                  ARTICLE XII

                               DISPUTE RESOLUTION

         12.1 Any dispute, controversy or claim arising between the Parties relating to the interpretation or performance of this Agreement shall be resolved in accordance with the provisions of Article III of the Indemnification Agreement.

         12.2 Injunctive Relief. Notwithstanding the provisions of Section 12.1, Medco acknowledges that any violation of Article(s) VI and/or VIII of this Agreement will cause Merck immediate and irreparable harm that monetary damages cannot adequately remedy. The parties agree that, upon any actual or impending violation of Article(s) VI and/or VIII of this Agreement, in addition to any money damages or other legal remedy that Merck may have, Merck shall also be entitled to equitable relief, including injunctive relief and specific performance (and Medco shall not plead in defense thereto that there would be an adequate remedy at law), without bond or proof of damages. Such equitable relief may be sought in an arbitration proceeding pursuant to Section 3.1(c) of the Indemnification Agreement (without first complying with the negotiation provisions of Section 3.1(a) thereof) or in a court, subject to Section 13.2. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that Medco has breached Article(s) VI and/or VIII of this Agreement, Medco shall be liable and pay to Merck the reasonable legal fees and costs incurred in connection with such litigation, including any appeal from such litigation.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.1 Entire Agreement. This Agreement, the schedules, and any other agreements specifically referred to in this Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and shall supersede all prior or contemporaneous written or oral agreements or understandings with respect to the same subject matter.

         13.2 Governing Law; Forum. This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the procedural (except to the extent inconsistent with the procedures set forth in Article III of the Indemnification Agreement) and substantive laws of the State of New York as to all matters regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto. Under no circumstances may any party seek or be awarded punitive damages under this Agreement. Any state court sitting in New York county, New York and/or the United States District Court for the Southern District of New York shall have exclusive jurisdiction and venue, and each party hereto hereby submits to such jurisdiction and venue and irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or hereafter have to such jurisdiction or the laying of such venue over any Disputes between the parties that are permitted to be brought in a court, or the enforcement of any decision of an arbitrator, pursuant to Article III of the Indemnification Agreement. Each of the parties hereby irrevocably waives any right to a jury trial with respect to a Dispute.


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         13.3 Descriptive Headings. The headings contained in this Agreement, including its Schedules and table of contents, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

         13.4 Notices. All notices and other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be in writing to and shall be deemed to have been duly given when delivered in person, by express or overnight mail delivery by a nationally recognized courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested), as follows:

                  if to Merck:

                                            Merck & Co., Inc.
                                            One Merck Drive
                                            P.O. Box 100
                                            Whitehouse Station, New Jersey 08889
                                            Attention: General Counsel

                  if to Medco:

                                            Medco Health Solutions, Inc.
                                            100 Parsons Pond Road
                                            Franklin Lakes, New Jersey  07417
                                            Attention: General Counsel

or to such other address as the Party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. All notices and other communication shall be deemed to have been given and received on the date of actual delivery.


         13.5 Nonassignability; Third-Party Beneficiaries. Except as otherwise permitted hereby, neither Party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement or its rights hereunder, without the other's prior written consent and, except as otherwise permitted hereby, any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Nevertheless, Merck may assign or transfer this agreement to a successor in interest in connection with a corporate merger. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. This Agreement, including the Schedules and the other documents referred to herein, shall be binding upon and inure solely to the benefit of each Party hereto and its legal representatives and successors and assigns and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         13.6 Severability. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator, by any court or in any binding arbitration, to be


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invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         13.7 Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude the further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         13.8 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties hereto.

         13.9 Counterparts. This Agreement may be executed in counterparts, which, taken together, shall be considered to be one and the same instrument.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives.

MERCK & CO., INC.                     MEDCO HEALTH SOLUTIONS, INC.


By: ____________________________      By: _________________________________
Name:                                 Name:
Title:                                Title:



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